CORTEVA™ agriscience

News Release 4Q 2023

Corteva Reports Fourth Quarter and Full-Year 2023 Results, Provides 2024 Guidance

- ***Full-year net sales and earnings demonstrates solid execution and strength of portfolio***
- ***2024 guidance[3] reflects continued operating EBITDA[1] and margin growth***

INDIANAPOLIS, Ind., January 31, 2024 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and full-year ended December 31, 2023.

4Q 2023 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP vs. 4Q 2022	**$3.71B** (3)%	**$(231)M** (463)%	**$(0.33)** (450)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 4Q 2022	**$3.51B** (8)%	**$386M** +4%	**$0.15** (6)%

FY 2023 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. FY 2022	**$17.23B** (1)%	**$941M** (23)%	**$1.30** (22)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. FY 2022	**$16.99B** (3)%	**$3.38B** +5%	**$2.69** +1%

Full-Year 2023 Highlights

- Full-year 2023 net sales declined 1% and organic[1] sales decreased 3% versus prior year with gains in North America[2] and EMEA[2] offset by declines in Latin America and Asia Pacific.
- Seed net sales grew 5% and organic[1] sales increased 7%. Price was up 13% globally, led by continued execution on the Company's price for value strategy and demand for new technology. Volume declines were driven by lower corn volumes in Latin America, the exit from Russia, and lower corn planted area in EMEA[2], partially offset by increased corn acres in North America[2].
- Crop Protection net sales declined 9% and organic[1] sales decreased 12%. Volume declines, largely in Latin America and North America[2], were driven by strategic product exits, inventory destocking, and delayed farmer purchases. Price gains reflected pricing for value and strong execution in response to cost inflation led by EMEA[2].
- GAAP income and earnings per share (EPS) from continuing operations were $941 million and $1.30 per share, down 23% and 22%, respectively, compared to prior year.
- Operating EBITDA[1] was $3.38 billion, a 5% improvement over prior. Operating EPS[1] was $2.69 per share, up 1% compared to prior year.
- Cash provided by operating activities – continuing operations was $1.8 billion, up 98% compared to prior year. Free cash flow[1,4] was $1.2 billion.
- The Company provided full-year 2024 guidance[3] and expects net sales to be in the range of $17.4 billion to $17.7 billion and Operating EBITDA[1] to be in the range of $3.5 billion to $3.7 billion. Operating EPS[1] is expected to be in the range of $2.70 to $2.90 per share. Cash provided by operating activities – continuing operations is expected to be in the range of $2.1 billion to $2.6 billion. Free cash flow[1,4] is expected to be in the range of $1.5 billion to $2.0 billion.

1. Organic Sales, Operating EPS, Operating EBITDA and Free Cash Flow are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. 4. The definition for Free Cash Flow was revised to utilize cash provided by (used for) operating activities-continuing operations. See page 6 for further discussion.

1

News Release 4Q 2023



"Corteva's 2023 results reflect the execution of our value creation strategy, including its focus on productivity, differentiated product mix, and cost discipline. This, alongside stand-out performance from our Seed business, allowed us to deliver growth in earnings, cash and margin despite an ongoing imbalance in the global crop protection industry. Overall agriculture fundamentals remain constructive, with record-setting demand for grain, oilseeds, meat and biofuels continuing into 2024.

At Corteva, we see 2024 as another year of strong demand for our differentiated products and a continued focus on controlling the controllables, delivering advanced technology to our customers and generating consistent, incremental value for our shareholders. We have adjusted the 2025 financial framework based on 2023 results and the expectation for continued earnings growth and margin expansion in 2024 and 2025."

Chuck Magro
Chief Executive Officer

Summary of Fourth Quarter 2023

For the fourth quarter ended December 31, 2023, net sales decreased 3% versus the same period last year. Organic[1] sales declined 8%.

Volume declined 9% versus the prior-year period, primarily in Latin America, impacted by ongoing headwinds in the Crop Protection segment and strategic product exits. Lower Seed volumes were driven by lower expected planted area and delayed farmer purchases due to unfavorable weather in Brazil.

Price increased 1% versus prior year, reflecting broad-based pricing execution in Seed and the continued execution on the Company's price for value strategy, while managing challenging market dynamics in Crop Protection.

GAAP income from continuing operations after income taxes was a loss of $231 million in fourth quarter 2023 compared to a loss of $41 million in fourth quarter 2022. Operating EBITDA[1] for the fourth quarter was $386 million, up 4% compared to prior year.

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change	% Organic[1] Change
Net Sales	**$3,707**	**$3,825**	**(3)%**	**(8)%**
North America	$1,497	$1,472	2%	1%
EMEA	$371	$362	2%	3%
Latin America	$1,522	$1,681	(9)%	(21)%
Asia Pacific	$317	$310	2%	5%

($ in millions, except where noted)	FY 2023	FY 2022	% Change	% Organic[1] Change
Net Sales	**$17,226**	**$17,455**	**(1)%**	**(3)%**
North America	$8,590	$8,294	4%	4%
EMEA	$3,367	$3,256	3%	8%
Latin America	$3,906	$4,445	(12)%	(23)%
Asia Pacific	$1,363	$1,460	(7)%	(2)%

2

News Release 4Q 2023

Seed Summary

Seed net sales were $1.64 billion in the fourth quarter of 2023, down from $1.65 billion in the fourth quarter of 2022. The sales decrease was driven by a 10% decline in volume, partially offset by a 7% increase in price and a 3% favorable currency impact.

Lower volumes were driven by lower expected Safrinha planted area and delayed farmer purchases due to unfavorable weather in Brazil. The increase in price was broad-based, driven by strong demand for top technology products, and strong operational execution across the portfolio.

Segment operating EBITDA was $145 million in the fourth quarter of 2023, an improvement of 104% from the fourth quarter of 2022. Price execution, reduction of net royalty expense, and ongoing cost and productivity actions more than offset higher input costs, lower volumes, and the unfavorable impact of currency. Segment operating EBITDA margin improved more than 450 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change	% Organic[1] Change
North America	$576	$541	6%	6%
EMEA	$181	$167	8%	17%
Latin America	$790	$846	(7)%	(12)%
Asia Pacific	$88	$92	(4)%	(3)%
Total 4Q Seed Net Sales	**$1,635**	**$1,646**	**(1)%**	**(3)%**
4Q Seed Operating EBITDA	**$145**	**$71**	**104%**	**N/A**

Seed net sales were $9.5 billion for the full year of 2023, up from approximately $9.0 billion in 2022. The sales increase was driven by a 13% increase in price, partially offset by a 6% decline in volume and a 2% unfavorable currency impact.

The increase in price was broad-based and driven by strong demand for top technology and operational execution globally, with global corn and soybean prices up 14% and 7%, respectively. Pricing actions more than offset currency impacts in EMEA. The decline in volume was driven by the 2022 decision to exit Russia, lower corn planted area in EMEA, reduced summer corn planted area and lower expected Safrinha corn planted area in Brazil, partially offset by increased corn acres in North America. Unfavorable currency impacts were led by the Turkish Lira and the Canadian Dollar.

Segment operating EBITDA was $2.1 billion, up 28% from the same period last year. Price execution, reduction of net royalty expense, and ongoing cost and productivity actions more than offset higher commodity and input costs, lower volumes, and the unfavorable impact of currency. Segment operating EBITDA margin improved by approximately 390 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2023	FY 2022	% Change	% Organic[1] Change
North America	$5,768	$5,178	11%	12%
EMEA	$1,622	$1,609	1 %	7%
Latin America	$1,637	$1,758	(7)%	(11)%
Asia Pacific	$445	$434	3%	10%
Total FY Seed Net Sales	**$9,472**	**$8,979**	**5%**	**7%**
FY Seed Operating EBITDA	**$2,117**	**$1,656**	**28%**	**N/A**

3

News Release 4Q 2023

Crop Protection Summary

Crop Protection net sales were approximately $2.1 billion in the fourth quarter of 2023 compared to approximately $2.2 billion in the fourth quarter of 2022. The sales decline was driven by an 8% decrease in volume and a 4% decrease in price, partially offset by a 6% favorable impact from portfolio.

The decrease in volume was driven by strategic product exits and channel inventory destocking, primarily in Latin America. Price declines in North America and Latin America were driven by challenging market dynamics. The portfolio impact was driven by the Biologicals acquisitions, which added approximately $140 million of net sales.

Segment operating EBITDA was $267 million in the fourth quarter of 2023, down 20% from the fourth quarter of 2022. Price and volume declines more than offset lower input costs, productivity actions, and the favorable impact from the Biologicals acquisitions. Segment operating EBITDA margin declined by 235 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change	% Organic[1] Change
North America	$921	$931	(1)%	(2)%
EMEA	$190	$195	(3)%	(9)%
Latin America	$732	$835	(12)%	(30)%
Asia Pacific	$229	$218	5%	8%
Total 4Q Crop Protection Net Sales	**$2,072**	**$2,179**	**(5)%**	**(12)%**
4Q Crop Protection Operating EBITDA	**$267**	**$332**	**(20)%**	**N/A**

Crop Protection net sales were approximately $7.8 billion in 2023 compared to approximately $8.5 billion in 2022. The sales decrease was driven by a 14% decrease in volume and a 1% unfavorable impact from currency. These declines were partially offset by a 4% favorable impact from portfolio and a 2% increase in price.

The decrease in volume was driven by strategic product exits, channel inventory destocking, and delayed farmer purchases. The increase in price was led by EMEA, and mostly reflected pricing for the value of our differentiated technology, including new products, and currency in EMEA, partially offset by challenging market dynamics in Latin America and North America. Unfavorable currency impacts were led by the Turkish Lira and Chinese Renminbi. The portfolio impact was driven by the Biologicals acquisitions, which added approximately $420 million of net sales.

Segment operating EBITDA was $1.4 billion in 2023, down 18% from prior year. Pricing execution, productivity actions, and the favorable impact from the Biologicals acquisitions were more than offset by lower volumes, higher input costs, and the unfavorable impact of currency. Segment operating EBITDA margin declined by 215 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2023	FY 2022	% Change	% Organic[1] Change
North America	$2,822	$3,116	(9)%	(10)%
EMEA	$1,745	$1,647	6%	8%
Latin America	$2,269	$2,687	(16)%	(30)%
Asia Pacific	$918	$1,026	(11)%	(6)%
FY Crop Protection Net Sales	**$7,754**	**$8,476**	**(9)%**	**(12)%**
FY Crop Protection Operating EBITDA	**$1,374**	**$1,684**	**(18)%**	**N/A**

4

News Release 4Q 2023 5 2024 Guidance The global outlook for agriculture remains constructive overall in 2024. There was record-setting demand for grain, oilseeds, and biofuels in 2023 and we expect that to continue to grow in 2024. On-farm demand remains steady and overall strong. The Crop Protection industry is working to rebalance after the significant destocking in 2023, however we expect the industry to modestly improve as the imbalance between product going into the channel and on-farm consumption returns to alignment. The Company provided guidance3 for the full-year 2024. Corteva expects net sales in the range of $17.4 billion to $17.7 billion, growth of 2% at the mid-point. Operating EBITDA1 is expected to be in the range of $3.5 billion to $3.7 billion, growth of 6% at the mid-point. Operating EPS1 is expected to be in the range of $2.70 to $2.90 per share, up 4% at the mid-point, which reflects higher earnings partially offset by interest expense and a higher base tax rate. Cash provided by operating activities – continuing operations is expected to be in the range of $2.1 billion to $2.6 billion. Free cash flow1,4 is expected to be in the range of $1.5 billion to $2.0 billion. The Company plans to repurchase approximately $1.0 billion shares in 2024. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter 2023 earnings conference call with investors to discuss its results and outlook tomorrow, February 1, 2024, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (ii) failure to successfully develop and commercialize Corteva’s pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vi) effect of climate change and unpredictable seasonal and weather factors; (vii) failure to comply with competition and antitrust laws; (viii) effect of competition in Corteva’s industry; (ix) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (x) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xi) effect of volatility in Corteva's input costs; (xii) risk related to geopolitical and military conflict; (xii) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the separation of Corteva; (xiv) risks related to Corteva's global operations; (xv) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xvi) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems;(xvii) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xviii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xix) increases in pension and other post-employment benefit plan funding obligations; (xx) capital markets sentiment towards ESG matters; (xxi) risks related to pandemics or epidemics; (xxii) Corteva’s intellectual property rights or defense against intellectual property claims asserted by others; (xxiii) effect of counterfeit products; (xxiv) Corteva’s dependence on intellectual property cross-license agreements; and (xxv) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 4Q 2023 6 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating EBITDA margin, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures, except for Free Cash Flow, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. During the ramp-up period of Enlist E3TM, Corteva has begun to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. During 2023, the company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2024. The company expects to record approximately $180 million to $230 million net pre-tax restructuring charges during 2024 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits (costs), amortization of intangibles (existing as of the Separation), mark-to- market gains (losses) on certain foreign currency contracts not designated as hedges, and significant items. The Company also uses Free Cash Flow as a non-GAAP measure to evaluate and discuss its liquidity position and ability to generate cash. Free Cash Flow is defined as cash provided by (used for) operating activities – continuing operations, less capital expenditures. We believe that Free Cash Flow provides investors with meaningful information regarding the Company’s ongoing ability to generate cash through core operations, and our ability to service our indebtedness, pay dividends (when declared), make share repurchases, and meet our ongoing cash needs for our operations. The company made the decision, which was retrospectively applied, to adjust the presentation of the Consolidated Statement of Cash Flows to separately show the cash provided by (used for) operating activities – discontinued operations, which was previously presented within cash provided by (used for) operating activities. As a result, the definition for Free Cash Flow was revised to utilize cash provided by (used for) operating activities – continuing operations. The change in definition did not have a material impact to prior years’ Free Cash Flow. We made this decision to better present the liquidity generated from our ongoing business operations. Under the revised definition, Free Cash Flow was $307 million for the year ended 2022. For comparability, the prior year’s Free Cash Flow has been updated to reflect this change when determining the year-over-year changes. ® TM Corteva Agriscience and its affiliated companies. 1/31/2024 Media Contact Bethany Shively +1 202-997-9438 bethany.shively@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com